As filed with the Securities and Exchange Commission on November 12, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Four Corners Property Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	47-4456296
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

591 Redwood Highway, Suite 1150

Mill Valley, CA 94941

(Address of principal executive offices)(Zip code)

Four Corners Property Trust, Inc.

2015 Omnibus Incentive Plan

(Full title of the plan)

James L. Brat

General Counsel

Four Corners Property Trust, Inc.

591 Redwood Highway, Suite 1150

Mill Valley, CA 94941

(415) 965-8030

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share or stock option	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, without par value	2,100,000 shares	$20.525 (2)	$43,102,500 (2)	$4,341

(1)	Pursuant to Rule 416(c) under the Securities Act of 1993, as amended (the “Securities Act”), this registration statement covers, in addition to the number of shares of Common Stock of the Registrant shown in the table above, an indeterminate number of shares of Common Stock which, by reason of events specified in the Four Corners Property Trust, Inc. 2015 Omnibus Incentive Plan (the “Plan”), may become subject to the Plan.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h)(1) under the Securities Act based on the average of the high and low sales prices of the registrant’s Common Stock traded on the New York Stock Exchange as reported in the consolidated reporting system on November 10, 2015.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission by Four Corners Property Trust, Inc. (“we,” “us” or “Four Corners”), are incorporated by reference in this registration statement (excluding any documents or portions of documents not deemed to be filed):

(a)	our registration statement on Form 10 filed August 10, 2015, as amended, including the description of the Registrant’s Common Stock contained therein, and all amendments or reports filed for the purpose of updating such description; and

(b)	our current reports on Form 8-K filed October 21, 2015, October 27, 2015 and November 10, 2015 (not including the disclosure furnished pursuant to Item 7.01).

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities remaining unsold (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the Commission), shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interests of Named Experts and Counsel.

Not applicable.

ITEM 6. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision that limits the liability of its directors and officers to the corporation and its shareholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active or deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Our charter will contain a provision that will limit, to the maximum extent permitted by Maryland law, the liability of our directors, but not our officers, to us and our shareholders for money damages.

Maryland law requires a Maryland corporation (unless otherwise provided in its charter, which our charter will not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in that capacity unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, will be limited to expenses.

Article Nine, Section 2 of the Registrant’s Articles of Amendment and Restatement (the “Charter”) provides that the Registrant shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect; provided, however, that except for proceedings to enforce rights to indemnification, the Registrant shall not be obligated to indemnify any director or officer in connection with a proceeding initiated by such person unless such proceeding was authorized or consented to by the Board of Directors. The Charter states that it has a right to advance reasonable expenses to a director or officer upon receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met. The rights to indemnification and to advance of expenses conferred in the Charter are not exclusive of any other right which a director or officer may have or hereafter acquire.

In respect to our obligations to provide indemnification to directors and officers for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We will maintain insurance on behalf of our directors and officers, insuring them against liabilities that they may incur in such capacities or arising from this status.

ITEM 7. Exemption from Registration Claimed.

Not applicable.

ITEM 8. Exhibits.

Exhibit No.	Exhibit Description

5.1	Opinion of Hogan Lovells US LLP (filed herewith).

23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP (filed herewith).

24	Power of Attorney (included in the signature page to this Registration Statement).

99.1	Four Corners Property Trust, Inc. 2015 Omnibus Incentive Plan (Incorporated by reference to Exhibit 10.5 of the Registrant’s Current Report on Form 8-K (File No. 001-37538) filed with the Securities and Exchange Commission on November 10, 2015).

ITEM 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mill Valley, State of California, on the 12th day of November 2015.

FOUR CORNERS PROPERTY TRUST, INC.

By:	/s/ William H. Lenehan

William H. Lenehan

President and Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Lenehan, Gerald R. Morgan and James L. Brat, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-8 of Four Corners Property Trust, Inc. and any or all amendments (including post-effective amendments) thereto, relating to the Four Corners Property Trust, Inc. 2015 Omnibus Incentive Plan, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could be done in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute of substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 12th day of November 2015.

Signature	Title

/s/ William H. Lenehan	President and Chief Executive Officer and Director (principal executive officer)
William H. Lenehan

/s/ Gerald R. Morgan	Chief Financial Officer (principal financial and accounting officer)
Gerald R. Morgan

/s/ Douglas B. Hansen, Jr.	Director
Douglas B. Hansen, Jr.

/s/ John Moody	Director
John Moody

/s/ Marran H. Ogilvie	Director
Marran H. Ogilvie

/s/ Paul E. Szurek	Director
Paul E. Szurek

EXHIBIT INDEX

Exhibit No.	Exhibit Description

5.1	Opinion of Hogan Lovells US LLP (filed herewith).

23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP (filed herewith).

24	Power of Attorney (included in the signature page to this Registration Statement).

99.1	Four Corners Property Trust, Inc. 2015 Omnibus Incentive Plan (Incorporated by reference to Exhibit 10.5 of the Registrant’s Current Report on Form 8-K (File No. 001-37538) filed with the Securities and Exchange Commission on November 10, 2015).